UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    July 23, 2009

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

  Delaware                                   001-13835                                  39-1661164
 (State or Other Jurisdiction     (Commission file Number)    (IRS Employer
       of  Incorporation)                                                           Identification No.)

    50 Lakeview Parkway, Suite 111, Vernon Hills, IL                               60061
(Address of Principal Executive Offices)                                             (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7                      Regulation FD

Item 7.01                      Regulation FD Disclosure

On July 23, 2009, the Registrant issued a press release, announcing promising results for a blood-based test for Alzheimer’s disease.  The press release also discussed the Registrant’s need to raise funds necessary to continue its diagnostic development program.

Exhibits.

99.1           Press Release dated July 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of July 2009.
APPLIED NEUROSOLUTIONS, INC.

By:               /s/    David Ellison
Name:  David Ellison
Title:    Chief Financial Officer

EXHIBIT 99.1

Applied NeuroSolutions Announces Promising Results for a Blood-Based Test for Alzheimer’s Disease

Vernon Hills, IL July 23, 2009 – Applied NeuroSolutions, Inc. (OTC BB:APSN, www.AppliedNeuroSolutions.com), a biotechnology company focused on the development of products for the early diagnosis and treatment of Alzheimer’s disease (“AD”), today announced it has achieved promising results in its development of a blood-based test related to the diagnosis of patients with Alzheimer’s disease (AD).  The results of two studies, which provided data from blinded serum samples, showed the ability of this tau-based test to differentiate between patients with AD and normal controls with a sensitivity greater than 80% and a specificity greater than 70%.

Peter Davies, Ph.D., the Company’s founding scientist and the Burton P. and Judith Resnick Professor of Alzheimer’s Disease Research at Albert Einstein College of Medicine, commented, “In reviewing both data sets, I am delighted to see a signal that is directly linked to the pathology of Alzheimer’s disease that can potentially distinguish AD from controls.  In my opinion, this represents an important  step forward towards a useful serum-based biomarker in the AD field.”

“The results from these studies represent achievement of our feasibility milestone and key progress on our path to develop an AD serum-based test for commercialization.  Initially, we envision this minimally invasive serum-based test will be used in a research mode by pharma and biotech companies in their drug development efforts and clinical trial screening, as well as by physicians through a reference lab analysis”, commented Ellen R. Hoffing, Applied NeuroSolutions’ Chairman, President and CEO.  “We will now be focusing on raising the funds necessary to continue our  diagnostic development program.  A successful fund raise will support achievement of our next milestone to increase the sensitivity and specificity of the test, while significantly increasing the analysis of patient samples.  The knowledge gained during our development of a CSF-based diagnostic test for AD has been instrumental in the development of this serum-based test.”

There is a significant unmet need for an easy to administer, reliable and cost effective AD diagnostic test as patients with a neurodegenerative disease such as AD are likely to benefit most from early diagnosis and treatment. The population at risk of the disease continues to grow. It is estimated that over 5 million people in the U.S. currently have AD (nearly 30 million worldwide) and that 10 million baby boomers will develop AD in their lifetime.  Currently there are more than 50 million people over age 60 in the U.S., and this number is expected to steadily increase due to the aging baby boomer population. The availability of a reliable blood test that could be used as an annual screening tool for AD yields estimates for the global market that could exceed $1 billion.

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB:APSN - News) is developing diagnostics and therapeutics to detect and treat Alzheimer's disease (AD) building on discoveries originating from the Albert Einstein College of Medicine.  Applied NeuroSolutions is in a collaboration with Eli Lilly and Company to develop novel therapeutic compounds to treat the progression of AD.  For its diagnostic pipeline, Applied NeuroSolutions is focused on both cerebrospinal fluid (CSF) and serum tests to detect AD at a very early stage.  The CSF based P-Tau 231 test now being offered for use in clinical trials can effectively differentiate AD patients from those with other neurological diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect AD.  Alzheimer's disease currently afflicts over five million Americans, and the world market for AD therapy is currently estimated to be nearly 30 million patients.  For more information, visit www.AppliedNeuroSolutions.com

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.AppliedNeuroSolutions.com, and review the company's filings with the Securities and Exchange Commission.

Contact:
Applied NeuroSolutions 847-573-8000
Ellen Hoffing, Chairman, President and CEO
David Ellison, CFO